EXHIBIT 10.20

AMENDMENT NUMBER ONE TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

This Amendment Number One to Amended and Restated Employment Agreement (the “Amendment”) by Domino’s Pizza LLC, a Michigan limited liability corporation (the “Company”) and James G. Stansik (the “Executive”) is dated as of February 25, 2008 and amends that certain Amended and Restated Employment Agreement (the “Agreement”) between the Company and the Executive dated February 14, 2007.

WHEREAS, the parties wish to amend the Agreement as set forth herein;

NOW THEREFORE, in consideration of the premises and mutual agreements set forth herein and in the Agreement, the parties here to agree as follows:

1.	Section 3.1 of the Employment Agreement is here amended by deleting said Section in its entirety and substituting the following therefore:

“3.1	Offices. During the Term, the Executive shall serve the Company as Executive Vice President of Franchise Development. The Executive shall have such other powers, duties and responsibilities consistent with the Executive’s position as EVP of Franchise Relations as may from time to time be prescribed by the President of Domino’s U.S.A. or the Chief Executive Officer of the Company (“CEO”).”

The recitals shall also be modified to replace “Executive Vice President of Franchise Development” with “Executive Vice President of Franchise Relations.”

2.	Section 4.1 of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting the following therefore:

“4.1	Base Salary. The Company shall pay the Executive a base salary at the rate of Three Hundred and Twenty-Five Thousand Dollars ($325,000) per year, payable in accordance with the payroll practices of the Company for its executives and subject to such increases as the Board of Directors of the Company or the Compensation Committee (the “Board”) in its sole discretion may determine from time to time (the “Base Salary”).”

3.	Section 4.2 of the Employment Agreement is hereby amended by deleting said Section in its entirety and substituting the following therefore:

“4.2	(a) Formula Bonus. During the Term hereof, the Executive shall participate in the Company’s Senior Executive Annual Incentive Plan, as it may be amended from time to time pursuant to the terms thereof (the “Plan,” a current copy of which is attached hereto as Exhibit A) and will be eligible for a bonus award thereunder (the “Bonus”). For purposes of the Plan, the Executive shall be eligible for a Tier I Bonus (as defined in the Plan) and the Executive’s Tier I Specified Percentage (as defined in the Plan) shall be 50% of Base Salary.

4.2	(b) Pro-Ration. Anything to the contrary in this Agreement notwithstanding, any Bonus payable to the Executive in this Agreement for any period of service less than a full year shall be prorated by multiplying (x) the amount of the Bonus otherwise payable for the applicable fiscal year in accordance with this Section 4.2 by (y) a fraction, the denominator of which shall be 365 and the numerator of which shall be the number of days during the applicable fiscal year for which the Executive was employed by the Company.”

4.	All capitalized terms used herein shall have the meaning ascribed to them in the Agreement.

5.	Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

THE COMPANY:	DOMINO’S PIZZA LLC

	By:	/s/ David A. Brandon
	Name:	David A. Brandon
	Title:	Chairman

THE EXECUTIVE:	By:	/s/ James G. Stansik
	Name:	James G. Stansik